EXHIBIT 3.6

                                     BY-LAWS
                                       OF
                        SUMMIT PERFORMANCE SYSTEMS, INC.

                            Article I.  Shareholders

        Section 1. Meetings of shareholders shall be held at the registered office of the corporation unless another place shall have been determined by the directors and stated in the notice of meeting. Annual meetings shall be held on the fourth Monday of January, at 3:00 p.m., unless a holiday, and then on the next business day.

                             Article II.  Directors

        Section 1. The number of directors shall be not less than one (1) nor more than five (5).

        Section 2. A regular meeting of the Board of Directors shall be held without notice immediately following the annual meeting of shareholders and at the same place. The Board of Directors may provide for the holding without notice of additional regular meetings.

        Section 3. Special meetings of the Board of Directors may be called by the President or any director on 24 hour notice given personally or by telephone or telegraph or on four days' notice by mail. Special meetings shall be held at the place fixed by the Board of Directors for the holding of meetings, or if no such place has been fixed, at the principal business office of the corporation.

        Section 4. At any meetings of the Board of Directors, regular or special, one-half of the entire Board shall constitute a quorum. Any one or more members of the Board of Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting of the Board of Directors.

                             Article III.  Officers

        Section 1. The officers of the corporation shall be a President, a Vice President, a Secretary and a Treasurer, who shall be elected annually at the regular meeting of the Board of Directors held after the annual meeting of shareholders and shall hold office only so long as they are satisfactory to the Board of Directors.

        Section 2. The President shall be the principal executive officer of the corporation to put into effect the decisions of the Board of Directors. Subject to such decisions, he shall supervise and control the business and affairs of the corporation. He shall preside at meetings of the shareholders and directors.

        Section 3. Subject to any specific assignments of duties made by the Board of Directors, the Vice President, Secretary and Treasurer shall act under the direction of the President. The Vice President shall perform the duties of the President when the President is absent or unable to act. The Secretary shall prepare and keep minutes of the meetings of the shareholders and the directors and shall have general charge of the stock records of the corporation. The Treasurer shall have custody of the funds of the corporation and keep its financial records.

                           Article IV.  Miscellaneous

        Section 1. The Board of Directors may authorize any officer or agent to enter into any contract or to execute any instrument for the corporation. Such authority may be general or be confined to specific instances.

        Section 2. No officer may borrow money from the corporation from any source other than Oshkosh Truck Corporation, a Wisconsin corporation, unless authorized by the Board of Directors.

        Section 3. Certificates representing shares of the corporation shall be in such form as the Board of Directors shall determine. Transfers of shares shall be made only on the stock transfer books of the corporation.

                       Article V.  Action Without Meeting

        Section 1. Any action required or permitted to be taken by the Board of Directors or the shareholders at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all directors or shareholders, as the case may be.

                     Article VI.  Stock Transfer Restriction

        Section 1. In the event the corporation makes a valid election pursuant to Sec. 1362 of the Internal Revenue Code of 1986, or any successor provision thereto, to be treated as an S Corporation, no shareholder of the corporation shall, without the proper written consent of shareholders holding more than fifty percent (50%) of the outstanding stock of the corporation, transfer any shares of the corporation's stock to any person who, by reason of being a shareholder of the corporation, will (or may by reason of failure to execute required elections or consents) cause a termination of the corporation's election to be treated as an S Corporation.

                     Article VII.  Checks, Notes and Drafts

        Unless the Board of Directors otherwise provides checks, notes, drafts and other orders for payment of money may be signed by any one officer of less than $5,000 in amount, and otherwise the signature of such officer shall be countersigned by another officer.

                            Article VIII.  Amendments

        Section 1. These By-Laws may be altered, amended or repealed and new by-laws may be adopted by the Board of Directors or by the shareholders.